UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2024

Verrica Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38529	46-3137900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 West Gay Street, Suite 400 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 453-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	VRCA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 14, 2024 (the “Amendment Effective Date”), Verrica Pharmaceuticals Inc. (the “Company”) entered into an amendment (the Amendment”) to the Collaboration and License Agreement (the “Collaboration and License Agreement”) dated March 17, 2021, by and between the Company and Torii Pharmaceutical Co., Ltd. (“Torii” and together with the Company, the “Parties”).

Pursuant to the Amendment, the Parties will equally split the cost of a global Phase 3 clinical trial of YCANTH (VP-102) for the treatment of common warts (the “Trial”), with Torii paying all of the costs when due and the Company repaying Torii half of the costs (the “Company Portion”) as further described below. The Company Portion accrues interest annually at the greater of (i) the one-month Secured Overnight Financing Rate plus 2% and (ii) 6%. Torii has the right to offset the Company Portion plus applicable interest against certain of the milestone-based payments that would otherwise be due to the Company under the terms of the Collaboration and License Agreement. In addition, if Torii has not received payment or other recoupment in full of the Company Portion plus applicable interest within 60 months after the date on which Torii made its first payment for the Trial costs, Torii may invoice the Company for the remained Company Portion plus applicable interest.

If the Trial cannot be conducted in Japan as a result of revocation of regulatory approval or the Company materially breaches either the Collaboration and License Agreement as amended by the Amendment (the “Agreement”) or the Warrant (as defined below) and such breach remains uncured for a specified period, Torii is not required to pay for any additional Trial costs and the Company will be required to repay Torii for all Trial costs incurred by Torii, but such repayment will not occur prior to a specified period of time following the expiration of the Company’s Credit Agreement with OrbiMed Royalty & Credit Opportunities IV, LP.

The Parties also agreed that if the Company licenses to a third party any of the data generated in connection with Trial (a “License”), the Parties will negotiate in good faith and enter into an agreement whereby the Company will pay Torii at least a low double-digit percentage of the consideration received by the Company under such License.

Pursuant to the Amendment, Torii has the right to terminate the Agreement upon specified prior written notice to the Company, but cannot terminate prior to the earlier of (i) the date of database lock for the Trial or (ii) termination of the Trial. The other termination provisions in the Collaboration and License Agreement remain unchanged.

The foregoing is a summary description of certain terms of the Amendment, is not complete and is qualified in its entirety by reference to the text of the Amendment, which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2024.

Item 3.02	Unregistered Sales of Equity Securities.

On the Amendment Effective Date, in connection with the Torii Amendment, the Company issued Torii a warrant (the “Warrant”) to purchase up to 500,000 shares of the Company’s common stock (the “Exercise Shares”) at an exercise price per share of $9.56, which equaled the closing price of the Company’s common stock on the trading day before the Amendment Effective Date. The Warrant has a term of ten years (the “Term”) and is exercisable only with respect to the Exercise Shares that have vested as of the date of exercise. The Exercise Shares vest as set forth below:

•	166,666 of the Exercise Shares will vest in full on the date during the Term that the first patient is dosed in the Trial.

•	166,666 of the Exercise Shares will vest in full on the date during the Term that the database lock for the Trial occurs.

•

166,668 of the Exercise Shares will vest in full on the date during the Term that the Company submits a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) with the U.S. Food and Drug Administration for YCANTH (VP-102) for the treatment of common warrants.

The foregoing is a summary description of certain terms of the Warrant, is not complete and is qualified in its entirety by reference to the text of the Warrant, which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2024.

The Warrant was issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D thereunder.

Item 7.01	Regulation FD Disclosure.

On May 15, 2024, the Company issued a press release announcing the Amendment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2. of Form 8-K, the information in this Item 7.01, and Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any of the Registrant’s filings under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any incorporation language in such a filing, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release of Verrica Pharmaceuticals Inc., dated May 15, 2024

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verrica Pharmaceuticals Inc.

Date: May 15, 2024	/s/ P. Terence Kohler, Jr.
P. Terence Kohler, Jr.
Chief Financial Officer